BRIAN SANDOVAL Governor ROMAINE GILLILAND Director	STATE OF NEVADA	RICHARD WHITLEY, MS Administrator TRACEY D. GREEN, MD Chief Medical Officer

DEPARTMENT OF HEALTH AND HUMAN SERVICES

DIVISION OF PUBLIC AND BEHAVIORAL HEALTH

November 3, 2014

Todd Denkin

Digipath Labs, Inc.

Application Identifier: L015

Ref. #: 83105845927394572716

Dear Digipath Labs, Inc.,

The State of Nevada, Division of Public and Behavioral Health has completed the application evaluation process for medical marijuana establishment registration certificates. This letter is to inform you of the intent to approve your application for Digipath Labs, Inc., a Lab establishment in the UNINCORPORATED CLARK local jurisdiction. Please note this letter only applies to this establishment. If you submitted multiple applications, you will receive a separate notification letter for each one. Final approval will occur when the applicant has:

1.	Provided documentation to the Division issued by the local jurisdiction to the establishment authorizing occupancy of the building as a medical marijuana establishment such as a certificate of occupancy, a special use permit or a conditional use permit.

2.	Provided documentation to the Division regarding successful inspections issued from fire, building, health and air quality.

3.	Provided documentation to the Division of successful pre-opening inspection findings done by the Division.

4.	Provided complete and verified agent card information to the Division for all owners, officers, board members and employees of the medical marijuana establishment.

5.	Paid the applicable fees for the issuance of a medical marijuana registration certificate

6.	Provided confirmation that a state business license has been acquired.

7.	Provided confirmation that local business licensing and zoning permits have been acquired.

Per NRS 453A.326, certificates are considered provisional until the establishment is in compliance with all applicable local governmental requirements, and has received a state business license to operate the establishment. NAC 453A.324 allows the Division to revoke the provisional certificate if a medical marijuana establishment is not fully operational within 18 months of receiving it.

Todd Denkin will be contacted soon to discuss the details of the provisional certification. When the approvals to operate listed above are fulfilled, Digipath Labs, Inc. will receive a certificate to operate as a medical marijuana establishment.

Note: Provisional certification resulting from this notification shall not become effective until approved by the Division of Public & Behavioral Health.

Please do not hesitate to e-mail the Division with any questions or concerns you may have at medicalmariiuana @ health.nv. gov. Thank you.

Sincerely,

/s/ Richard Whitley
Richard Whitley MS, Administrator Division of Public & Behavioral Health Medical Marijuana Establishment Program